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                                  EXHIBIT 10.1


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                             DATED 21 February 2003

                            AUTO Q INTERNATIONAL LTD

                                       and

                              AUTO Q SOLUTIONS LTD

                              AGREEMENT FOR SALE OF
                                    BUSINESS

                 relating to assets of Auto Q International Ltd












                                    FOX HAYES



JRM/SM
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Agreement for sale of business


THIS AGREEMENT is made 21 February 2003 BETWEEN

the vendor                     Auto Q International Ltd
                               Of 55-57 Woodcock Trading Estate
                               Warminster
                               Wiltshire
                               BA12 9DX

the purchaser                  Auto Q Solutions Ltd
                               Of 55-57 Woodcock Trading Estate
                               Warminster
                               Wiltshire
                               BA12 9DX

WHEREBY it is agreed as follows:-


1. In this agreement the following expressions shall have the meanings set against them below

the business                   the business of solution providers for vehicle tracking and asset management currently carried on by the vendor under the name of Auto Q

the transfer date              the close of business on 21 February 2003 or such other date as is agreed to in writing by the parties hereto

the purchase price             L160,000

the deposit                    L20,000

the balance purchase price     L140,000

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2.       The vendor as beneficial owner shall sell and the purchaser shall purchase with effect from the transfer date

2.1 the goodwill of the business and the right for the purchaser to represent himself as carrying on the business in succession to the vendor including the name "Auto Q" including such intellectual property rights as exist and are owned by the vendor

2.2 the benefit of all outstanding agreements licences contracts and arrangements relating to the business

2.3 all records (including records of customers and suppliers) and other documents relating to the business or the conduct thereof or of any of the assets hereby agreed to be sold

2.4 the equipment fixtures and fittings relating to the business described in the attached list. Included under this heading are items subject to hire purchase and rental agreements, full particulars of which have been disclosed to the purchaser as he acknowledges and in respect of which an allowance has been made in the purchase price

2.5 all stocks on the premises on the transfer date and the benefit of all orders and enquiries by customers of the business

2.6 the purchaser shall take over the agreements relating to the items of equipment fixtures and fittings described in the attached list which are subject to hire purchase or lease agreements full particulars of which have been disclosed to the purchaser

2.7      excluded from the sale are existing debts of the business

3. The price payable for the assets described in clause 2.1 shall be the purchase price apportioned as follows:-

3.1      for the goodwill and other assets described in 2.1, 2.2 and 2.3
                                                                        L100,000

3.2      for the equipment fixtures fittings and other assets described in 2.4
                                                                         L25,000

3.3      for the stocks and other assets described in 2.5
                                                                         L35,000

Together with VAT at the rate applicable on the date of completion on any goodwill stock in trade fixtures and fittings capital goods and other supplies sold by the vendor to the purchaser unless the purchaser hands to the vendors solicitors prior to completion evidence of VAT registration by the purchaser and

                                      -3-


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a letter of undertaking confirming responsibility for VAT on all supplies as and from the date of actual completion of the sale.

4. This agreement is subject to ratification by the creditors of the vendor at a meeting of creditors to be convened when a resolution for the appointment of a liquidator will be put. If the creditors meeting does not ratify this agreement the parties shall be returned to their respective pre-contract positions provided that any sums expended by the purchaser shall be re-imbursed within 7 days of the said meeting.

5.       The deposit shall be paid on the signing of this agreement.

6.       The balance purchase price shall be paid as follows

6.1 On 1 June 2003 and on every 1st day of the month thereafter for a period of 6 months the following sums of

         1 June                    20,000
         1 July                    30,000
         1 August                  30,000
         1 September               15,000
         1 October                 15,000
         1 November                15,000
         1 December                15,000

6.2 The vendor shall give to the purchaser physical possession of the tangible assets hereby agreed to be sold and the vendor shall at the request and expense of the purchaser execute and do such documents acts and things as may be necessary to vest in the purchaser the full benefit of this agreement provided that until final payments under this clause has been received title to the assets described in clause 2.4 shall be retained by the vendor.

7. Interest shall be paid by the purchaser to the vendor on any sums unpaid under this clause at 4% above Barclays Bank base rate from time to time from the date of expected payment to the date of actual payment to the vendor.

7.1 All apportionments of rent rates insurance premiums charges for services royalties hire maintenance and rental charges shall be made as at the transfer date.

8. The purchaser shall have no responsibility for creditors of business or other liabilities of the vendor existing or accruing by reason of anything done or omitted to be done before the transfer date and the vendor shall have no responsibility for creditors or other liabilities in relation to the business arising by reason of anything done or omitted to be done on or after the transfer date. And for the avoidance of doubt it is hereby agreed that the landlord shall be a creditor of the vendor and purchaser

                                      -4-


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         respectively for any rent that is and may become due in respect of any period prior to and subsequent to the transfer date respectively

8.1 All sums received after the transfer date by the purchaser in relation to debts of the business arising or accrued before the transfer date shall be accounted for by the purchaser to the vendor and all sums received by the vendor in relation to the debts of the business arising or accruing on or after the transfer date shall be accounted for by the vendor to the purchaser. Sums received for debts the subject of this sub-clause shall be applied in the manner specified by the debtor but in the absence of any such specification shall be applied on a "first-in-first-out" basis first against debts of the debtor to the business arising or accruing before the transfer date

8.2 The vendor shall indemnify the purchaser against all liabilities of the business and claims in relation to the conduct of the business arising or accruing before the transfer date provided that in the event of such liabilities or claims being first notified to the purchaser as a precondition of the vendor's liability the purchaser shall forthwith notify the vendor thereof and will refer any such claims to the vendor and the vendor shall have the exclusive right to deal with oppose accept or negotiate in relation to any such liabilities or claims

8.3 The purchaser shall perform and observe all the contractual obligations undertaken by the vendor under the agreements licences contracts and arrangements referred to in 2.2 subsisting at the transfer date and shall indemnify the vendor against any liability which the vendor may sustain or incur as a result of any act or thing done or omitted to be done after the transfer date in relation to any such agreements licences contracts arrangements orders bookings reservations and enquiries and any damages costs charges or expenses resulting therefrom.

9. The vendor and the purchaser acknowledge that the transfer of undertakings (protection of employment) regulations apply to the transfer of the business as regards the employees listed in the schedule and that on completion the employees will be transferred to the employment of the purchaser by operation of law and the purchaser shall compensate the seller in full on demand against all liabilities in respect of the employees which arise on or after the transfer of the business

10. The purchaser shall be entitled to keep and use and add to the ledgers and account books correspondence and other papers (the records) of the vendor in relation to the business provided that:-

10.1 the purchaser shall permit the vendor and his agents access to the records at all reasonable times for reasonable cause

10.2 the purchaser shall keep the records for a minimum period of two years from the transfer date and

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10.3     the records shall exclude the statutory books of the vendor and its tax files

11. The equipment fixtures fittings and other moveable items included in the sale to the purchaser are sold as seen and inspected and the vendor gives no warranty or undertaking in respect thereof and all conditions and warranties whether express or implied are hereby excluded save that the vendor will give the purchaser the benefit so far as available and assignable to the purchaser (without the vendor being thereby further liable himself) of any express guarantee or warranty given by and any other rights available in law to the vendor against any supplier to the vendor of any such item.

12. All provisions of this agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding completion except in respect of those matters then already fully performed.

13. This agreement shall be binding on and shall enure for the benefit of each party's successors and assigns as the case may be

AS WITNESS the hands of the parties by their duly authorised representatives the day and year first before written

                                      -6-



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THE SCHEDULE

EQUIPMENT FIXTURES AND FITTINGS RELATING TO THE BUSINESS

See attached schedule

HIRE PURCHASE AND LEASE AGREEMENTS RELATING TO THE ITEMS OF EQUIPMENT FIXTURES AND FITTINGS

See attached schedule

LIST OF EMPLOYEES

See attached schedule

SIGNED on behalf of the vendor              )
in the presence of:-                        )

witness

name

address

occupation

SIGNED on behalf of the purchaser           )
In presence of:-                            )

witness

name

address

occupation


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